UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

Amendment No. 9

Addus HomeCare Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

006739106

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 006739106

1	NAMES OF REPORTING PERSONS ECP General III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 006739106

1	NAMES OF REPORTING PERSONS ECP III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 006739106

1	NAMES OF REPORTING PERSONS ECP Helios Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 006739106

1	NAMES OF REPORTING PERSONS Eos Hyperion GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 006739106

1	NAMES OF REPORTING PERSONS Eos Partners SBIC III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 006739106

1	NAMES OF REPORTING PERSONS Eos SBIC General III, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 006739106

1	NAMES OF REPORTING PERSONS Eos Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 006739106

1	NAMES OF REPORTING PERSONS Eos General, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 006739106

1	NAMES OF REPORTING PERSONS Mark L. First
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 21,297
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 21,297
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,297
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12	TYPE OF REPORTING PERSON IN

Item 1(a).	Name of Issuer:

Addus HomeCare Corporation (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

6801 Gaylord Parkway, Suite 110, Frisco, Texas 75034

Item 2(a).	Name of Person(s) Filing:

ECP General III, L.P.

ECP III, LLC

ECP Helios Partners III, L.P.

Eos Hyperion GP, LLC

Eos Partners SBIC III, L.P.

Eos SBIC General III, L.L.C.

Eos Partners, L.P.

Eos General, L.L.C.

Mark L. First

Item 2(b).	Address of Principal Business Office or, if None, Residence:

c/o ECP Helios Partners III, L.P.

437 Madison Avenue, 14th Floor

New York, NY 10022

Item 2(c).	Citizenship:

See Item 4 of each cover page.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.001 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

006739106

Item 3.	Not applicable.

Item 4.	Ownership:

(a)

Amount beneficially owned: The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons are based upon 15,808,708 shares of Common Stock outstanding, as reported by the Issuer’s Form 10-Q dated November 6, 2020. This amendment reflects that, as of the date hereof, each Reporting Person has ceased to be the beneficial owner of more than 5% of any class of securities of the Issuer. In 2020, EOS Partners SBIC III, L.P. (“SBIC III”) sold all shares held by that entity and, subsequently, SBIC III and EOS SBIC General III, L.L.C. were dissolved. This amendment is the final amendment to the Schedule 13G.

(b)	Percent of class: See Item 11 of each cover page.

(c)	Number of shares to which such person has:

(i)	Sole power to vote or direct the vote: See Item 5 of each cover page.

(ii)	Shared power to vote or direct the vote: See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of: See Item 7 of each cover page.

(iv)	Shared power to dispose or direct the disposition of: See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

See Item 4 above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8.	Identification and Classification of Members of Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certifications:

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2021

ECP GENERAL III, L.P.

By:	/s/ Beth Bernstein
Name:	Beth Bernstein
Title:	Attorney-in-Fact*

ECP III, LLC

By:	/s/ Beth Bernstein
Name:	Beth Bernstein
Title:	Attorney-in-Fact*

ECP HELIOS PARTNERS III, L.P.

By:	/s/ Beth Bernstein
Name:	Beth Bernstein
Title:	Attorney-in-Fact*

EOS HYPERION GP, LLC

By:	/s/ Beth Bernstein
Name:	Beth Bernstein
Title:	Attorney-in-Fact*

EOS PARTNERS, L.P.

By:	/s/ Beth Bernstein
Name:	Beth Bernstein
Title:	Attorney-in-Fact*

EOS GENERAL, L.L.C.

By:	/s/ Beth Bernstein
Name:	Beth Bernstein
Title:	Attorney-in-Fact*

MARK L. FIRST

By:	/s/ Beth Bernstein
Name:	Beth Bernstein
Title:	Attorney-in-Fact*

*

Duly authorized under Power of Attorney, dated February 9, 2018, which is incorporated herein by reference to Exhibit 24 to the Sixth Amendment to the Schedule 13G filed by Eos Capital Partners III, L.P. on February 14, 2018, accession number: 0001193125-18-045232.

Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii), we the undersigned agree that the Schedule 13G/A, to which this Joint Filing Agreement is attached as Exhibit 1, is filed on behalf of each of us.

Dated: February 11, 2021

ECP GENERAL III, L.P.

By:	/s/ Beth Bernstein
Name:	Beth Bernstein
Title:	Attorney-in-Fact*

ECP III, LLC

By:	/s/ Beth Bernstein
Name:	Beth Bernstein
Title:	Attorney-in-Fact*

ECP HELIOS PARTNERS III, L.P.

By:	/s/ Beth Bernstein
Name:	Beth Bernstein
Title:	Attorney-in-Fact*

EOS HYPERION GP, LLC

By:	/s/ Beth Bernstein
Name:	Beth Bernstein
Title:	Attorney-in-Fact*

EOS PARTNERS, L.P.

By:	/s/ Beth Bernstein
Name:	Beth Bernstein
Title:	Attorney-in-Fact*

EOS GENERAL, L.L.C.

By:	/s/ Beth Bernstein
Name:	Beth Bernstein
Title:	Attorney-in-Fact*

MARK L. FIRST

By:	/s/ Beth Bernstein
Name:	Beth Bernstein
Title:	Attorney-in-Fact*

*

Duly authorized under Power of Attorney, dated February 9, 2018, which is incorporated herein by reference to Exhibit 24 to the Sixth Amendment to the Schedule 13G filed by Eos Capital Partners III, L.P. on February 14, 2018, accession number: 0001193125-18-045232.